Exhibit 99.1

By Electronic Delivery to: mguerin@onconova.us

May 5, 2023

Mr. Mark Guerin

Chief Operating Officer & Chief Financial Officer

Onconova Therapeutics, Inc.

12 Penns Trail

Newtown, PA 18940

Re:	Onconova Therapeutics, Inc. (the “Company”)

Nasdaq Symbol: ONTX

Dear Mr. Guerin:

On March 28, 2023, Staff notified the Company that its common stock failed to maintain a minimum bid price of $1.00 over the previous 30 consecutive business days as required by the Listing Rules of The Nasdaq Stock Market. Since then, Staff has determined that for the last 10 consecutive business days, from April 21, 2023 to May 4, 2023, the closing bid price of the Company’s common stock has been at $1.00 per share or greater. Accordingly, the Company has regained compliance with Listing Rule 5550(a)(2) and this matter is now closed.

If you have any questions, please contact me, Listing Analyst, at +1 301 532 6389.

Sincerely,

Patryk Muter

Listing Analyst

Nasdaq Listing Qualifications